Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of PowerUp Acquisition Corp. on Amendment No. 5 to Form S-4 (File No 333-281991) of our report dated March 11, 2024, which includes an explanatory paragraph as to PowerUp Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of PowerUp Acquisition Corp. as of December 31, 2023 and 2022 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, New York

January 8, 2025